UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 3, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code  310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, the Board appointed Scott Gottlieb, MD to serve as a director of Emmaus Life Sciences, Inc. (the “Company”), effective immediately.  Dr. Gottlieb was not appointed as a member of any board of directors committees in connection with his appointment, although the Board is continuing to evaluate whether Dr. Gottlieb may be appointed to a board committee in the future.  Dr. Gottlieb was selected as a director pursuant to that certain agreement, dated as of September 11, 2013, pursuant to which T.R. Winston & Company, LLC (“TRW”) has the right to designate a member of the Board.  Dr. Gottlieb is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

As of this time, Dr. Gottlieb has not entered into any material plan, contract, arrangement or amendment in connection with his election to the Board.  Dr. Gottlieb is eligible to participate in all benefit plans or compensatory arrangements from time to time in effect for the Company’s other board members.

Dr. Gottlieb, 42, has been a Managing Director at TRW since 2013.  He also has served as a venture partner and member of the healthcare team of New Enterprise Associates since 2007. In addition, Dr. Gottlieb has served as the Deputy Commissioner for Medical and Scientific Affairs with the U.S. Food and Drug Administration and as a Senior Advisor to the Administrator of the Centers for Medicare and Medicaid Services. Dr. Gottlieb is a member of the board of directors of CombiMatrix Corp. (NasdaqCM: CMBX), and previously served as a director of Molecular Insight Pharmaceuticals.

Simultaneous with the appointment of Dr. Gottlieb, the resignation of Mr. Phillip M. Satow from the Board became effective.  Mr. Satow tendered his resignation on June 15, 2015, as previously reported in the Company’s Current Report on Form 8-K filed with the Commission on June 19, 2015.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits.

The exhibits listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

17.1	Resignation Letter of Phillip M. Satow

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: August 7, 2015

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer